Exhibit 16.1

June 15, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	TD Holdings, Inc.
CIK No: 0001556266

Dear Sir or Madam:

We have read Form 8-K dated June 15, 2020 of TD Holdings, Inc. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 8-K.

/s/ Friedman LLP

New York, New York